UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC  20549

                           SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. )*

                    Lund International Holdings Inc.
________________________________________________________________________
                           (Name of Issuer)

                                Common
________________________________________________________________________
                     (Title of Class of Securities)

                            550368104
________________________________________________________________________
                         (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No.  550368104           13G               Page 1 of 4 Pages
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Massachusetts Mutual Life Insurance Company
         04-1590850
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES              118,285 shares common; 221,912 warrants
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                 118,285 shares common; 221,912 warrants
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                 118,285 shares common; 221,912 warrants
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *
                       	Not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.2%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IC  (insurance company)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No.  550368104          13G                  Page 2 of 4 Pages
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Corporate Investors
         04-2483041
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY


_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES                58,001 shares common; 108,404 warrants
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                  58,001 shares common; 108,404 warrants
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                       58,001 shares common; 108,404 warrants
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

                      not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          3.1%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IV (investment company)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  550368104           13G              Page 3 of 4 Pages
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Participation Investors
         04-3025730
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES              30,571 shares common; 57,403 warrants
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                30,571 shares common; 57,403 warrants
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                    30,571 shares common; 57,403 warrants
_____________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            1.7%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IV (investment company)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  550368104          13G              Page 4 of 4 Pages
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Corporate Value Partners Ltd

_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY


_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Cayman Islands
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES               78,857 shares common; 147,960 warrants
                 ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                  78,857 shares common; 147,960 warrants
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                       78,857 shares common; 147,960 warrants
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *
		                     Not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             4.2%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         CO (corporation)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!


ITEM 1(a).  Name of Issuer: Lund International Holdings Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            911 Lund Blvd
            Anoka, MN  55303

ITEM 2(a).  Name of Person Filing:

            This statement is filed on behalf of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd.
            which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of both the aforementioned parties, and therefore, it does not include a separate agreement providing for a joint filing.

ITEM 2(b).  Address of Principal Business Office:

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL PARTICIPATION INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD.
            Cayman Islands

ITEM 2(c).  Citizenship

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL PARTICIPATION INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD. is organized under the laws of Cayman Islands

ITEM 2(d).  Title of Class of Securities:  Common Stock

ITEM 2(e).  CUSIP NUMBER: 550368104

ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19), MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment Company Act of 1940, MassMutual Participation Investors, an investment company registered under Section 8 of the Investment Company Act of 1940, and MassMutual Corporate Value Partners Ltd., a corporation which together may be regarded as a group pursuant to Rule
            13d-1(b) (ii) (H).

ITEM 4.     Ownership:

            This statement is filed to report information as of January 28, 1999:

            (a)  Amount Beneficially Owned:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate Value Partners Ltd. own respectively 118,285, 58,001, 30,571, and 78,857 shares of common stock.

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate Value Partners Ltd. own respectively 221,912, 108,404, 57,403, and 147,960 warrants exercisable into equal amounts of common stock.

            Total shares of common stock owned directly and indirectly: 821,393.

            The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd. are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

            (b)  Percent of Class:

            Percentage of ownership is calculated as follows:

            285,714 shares common + 535,679 warrants /
            535,679 warrants + 5,263,000 shares common oustanding
            = 14.2%

            (c)  Powers:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate Value Partners Ltd. have sole power to vote or dispose of respectively 340,197, 166,405, 87,974, and 226,817 shares of common stock.

ITEM 5.     Ownership of Five Percent or Less of a Class:

            Not applicable

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

            Not applicable

ITEM 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company:

            Note applicable

ITEM 8. Identification and Classification of Members of the Group:

            Not applicable


ITEM 9.     Notice of Dissolution of the Group:

           	Not applicable

ITEM 10.    Certification:

            By signing below, MASSACHUSETTS MUTUAL LIFE
            INSURANCE COMPANY, MASSMUTUAL CORPORATE
            INVESTORS, MASSMUTUAL PARTICIPATION
            INVESTORS and MASSMUTUAL CORPORATE VALUE
            PARTNERS LTD. certify to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE
            COMPANY, MASSMUTUAL CORPORATE INVESTORS,
            MASSMUTUAL PARTICIPATION INVESTORS, and
            MASSMUTUAL CORPORATE VALUE PARTNERS
            LTD. certify that the information set forth in this statement is true, complete and correct.


Febraury 4, 1999                     February 4, 1999
_____________________               _____________________
     Date                                Date

MASSACHUSETTS MUTUAL                MASSMUTUAL CORPORATE
LIFE INSURANCE COMPANY              INVESTORS

By:  signature                      By:  signature



Charles McCobb                      Charles McCobb
Managing Director                   Managing Director
_________________________           _________________________
(Print Name and Title               (Print Name and Title
 of Person Signing)                  of Person Signing)



February 4, 1999                     February 4, 1999
_____________________               _____________________
     Date                                Date

MASSMUTUAL PARTICIPATION            MASSMUTUAL CORPORATE
INVESTORS                           VALUE PARTNERS LTD by Mass
                                    Mutual Life Insurance Company
                                    as Investment Manager
By:  signature                      By:  signature



Charles McCobb                      Charles McCobb
Managing Director                   Managing Director
_________________________           _________________________
(Print Name and Title               (Print Name and Title
 of Person Signing)                  of Person Signing)